EXHIBIT 99

First Citizens Reports Earnings for Second Quarter 2009

RALEIGH, N.C., July 27, 2009 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending June 30, 2009, of $6.2 million, compared to $26.2 million for the corresponding period of 2008, according to Frank B. Holding Jr., chairman of the board. The decrease in net income during 2009 was the result of higher provision for loan and lease losses, increased deposit insurance expense and lower revenues.

Per share income for the second quarter 2009 totaled $0.59, compared to $2.51 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.14 percent and an annualized return on average equity of 1.73 percent, compared to respective returns of 0.64 percent and 7.11 percent for the same period of 2008.

Second quarter net interest income decreased $7.8 million, or 6.3 percent, from the same period of 2008, due to a 42 basis point decline in the net yield on interest-earning assets. On a linked quarter basis, the taxable-equivalent net yield on interest-earning assets for the second quarter of 2009 contracted by 7 basis points. Increased balance sheet liquidity caused by deposit growth during the second quarter of 2009 contributed to the net yield reduction.

Interest-earning assets averaged $15.7 billion during the second quarter of 2009, an increase of $924.1 million over the second quarter of 2008, due to growth in loans and investment securities. Average loans outstanding increased $467.1 million, or 4.2 percent, since the second quarter of 2008. As a result of interest rate reductions affecting all asset classes, the taxable-equivalent yield on interest-earning assets declined 94 basis points from 5.53 percent during the second quarter of 2008 to 4.59 percent during the second quarter of 2009.

Average interest-bearing liabilities increased by $559.0 million, or 4.6 percent, during the second quarter of 2009, due to higher levels of deposits, partially offset by lower short-term borrowings. The rate on interest-bearing liabilities decreased 66 basis points from 2.53 percent during the second quarter of 2008 to 1.87 percent during the same period of 2009.

The provision for loan and lease losses equaled $20.8 million during the second quarter of 2009, a $7.4 million, or 55.3 percent increase, over the same period of 2008. The higher provision for loan and lease losses resulted principally from higher net charge-offs, which amounted to $20.8 million during the second quarter of 2009, compared to $10.4 million during the second quarter of 2008. Charge-offs increased among all loan categories, including a $5.3 million and $2.2 million increase, respectively, in losses on residential construction loans and Equity Lines. On an annualized basis, net charge-offs for the second quarter of 2009 represented 0.72 percent of average loans and leases, compared to 0.38 percent for the same period of 2008.

Noninterest income totaled $73.2 million during the second quarter of 2009, a $6.4 million, or 8.1 percent, decrease from 2008, largely due to reductions in service charge, wealth advisory services and cardholder and merchant services income, all of which relate to unfavorable economic conditions. Due to a surge in refinance volume, mortgage income increased $619,000, or 35.4 percent.

Noninterest expense equaled $160.9 million during the second quarter of 2009, up $11.4 million or 7.6 percent. FDIC insurance expense increased $13.1 million in the second quarter of 2009, due to higher rates in 2009 and a special assessment. Employee benefits increased during the second quarter of 2009, due to higher health costs and pension expense. Foreclosure-related expenses also increased during the second quarter of 2009. These increases were partially offset by a litigation accrual recorded during the second quarter of 2008.

For the six-month period ending June 30, 2009, net income equaled $14.9 million, or $1.42 per share, compared to $58.6 million, or $5.62 per share, earned during the same period of 2008. Annualized net income as a percentage of average assets was 0.18 percent during 2009, compared to 0.72 percent during 2008. The annualized return on average equity was 2.09 percent for the first six months of 2009, compared to 8.00 percent for the same period of 2008. The 74.6 percent reduction in net income during 2009 resulted from higher provision for loan and lease losses, increased deposit insurance expense and lower revenues.

Year-to-date net interest income decreased $14.1 million, or 5.7 percent, during 2009. Average loans and leases increased $582.5 million, or 5.3 percent, during the first half of 2009. Average investment securities increased $242.5 million, or 7.6 percent. The taxable-equivalent net yield on interest-earning assets declined 37 basis points to 3.05 percent during 2009, versus 3.42 percent recorded during the comparable period of 2008.

The provision for loan and lease losses totaled $39.5 million for the first six months of 2009, compared to $23.3 million during 2008, a $16.2 million increase resulting from higher net charge-offs and nonperforming assets. Net charge-offs totaled $34.8 million in 2009, up $19.1 million from 2008. Year-to-date net charge-offs for 2009 represented 0.60 percent of average loans and leases, compared to 0.29 percent for 2008. Nonperforming assets totaled $102.4 million at June 30, 2009, compared to $47.3 million at June 30, 2008, the growth resulting primarily from deterioration in the residential construction loan portfolio. Nonperforming assets represented 0.89 percent of total loans and leases as of June 30, 2009, compared to 0.42 percent of loans and leases as of June 30, 2008.

Noninterest income decreased $19.1 million, or 11.6 percent, during the first six months of 2009. The decrease resulted from an $8.1 million securities gain recognized in 2008 and lower service charge, wealth advisory services and cardholder and merchant services income recorded in 2009. Service charges on deposit accounts decreased $4.0 million, or 9.8 percent, during the first six months of 2009, due to continued growth in free checking products and lower overdraft fees. Fees from wealth management services decreased $3.7 million, or 14.2 percent, during the first six months of 2009, due to weaker trust and brokerage income.

Noninterest expense increased $21.9 million, or 7.4 percent, during the first six months of 2008. Much of the increase relates to FDIC deposit insurance expense, which increased $16.6 million during 2009, due to higher insurance rates and a special assessment. Salaries and wages increased $2.9 million, or 2.3 percent, during 2009, primarily due to 2008 merit increases. Employee benefit costs increased $1.9 million during 2009, due to higher health care and pension costs, partially offset by lower executive retirement costs. Occupancy expense increased $1.3 million, or 4.4 percent, during 2009, due to new branch locations. During 2008, BancShares established a contingency reserve for a litigation exposure that has since been resolved. Also in 2008, BancShares recorded a $3.3 million reduction in noninterest expense, due to the termination of a contingent liability established in 2007 for Visa member bank litigation exposure.

As of June 30, 2009, First Citizens BancShares had total assets of $17.3 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 410 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

                    CONDENSED STATEMENTS OF INCOME
                    ------------------------------

 (thousands, except     Three Months Ended         Six Months Ended
  share data;                June 30                   June 30
  unaudited)           2009          2008         2009         2008
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 Interest income    $   176,841  $   202,000  $   356,493  $   418,905
 Interest expense        59,809       77,147      123,656      171,973
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 Net interest income    117,032      124,853      232,837      246,932
 Provision for loan
  and lease losses       20,759       13,363       39,482       23,278
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 Net interest income
  after provision
  for loan and lease
  losses                 96,273      111,490      193,355      223,654
 Noninterest income      73,164       79,600      144,705      163,766
 Noninterest expense    160,868      149,468      317,210      295,312
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 Income before
  income taxes            8,569       41,622       20,850       92,108
 Income taxes             2,369       15,396        5,987       33,497
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 Net income         $     6,200  $    26,226  $    14,863  $    58,611
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 Taxable-equivalent
  net interest
  income            $   118,350  $   126,568  $   235,575  $   250,500
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 Net income per
  share             $      0.59  $      2.51  $      1.42  $      5.62
 Cash dividends per
  share                   0.300        0.275         0.60         0.55
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 Profitability
  Information
  (annualized)
 Return on average
  assets                   0.14%        0.64%        0.18%        0.72%
 Return on average
  equity                   1.73         7.11         2.09         8.00
 Taxable-equivalent
  net yield on
  interest-earning
  assets                   3.02         3.44         3.05         3.42
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                       CONDENSED BALANCE SHEETS
                       ------------------------

 (thousands, except share data;    June 30    December 31    June 30
  unaudited)                        2009          2008         2008
 ---------------------------------------------------------------------
 Cash and due from banks         $   637,896  $   593,375  $   711,651
 Investment securities             3,749,525    3,225,853    2,973,253
 Loans and leases                 11,523,045   11,649,886   11,224,276
 Allowance for loan and lease
  losses                            (162,282)    (157,569)    (144,533)
 Other assets                      1,569,696    1,434,117    1,658,027
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 Total assets                    $17,317,880  $16,745,662  $16,422,674
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 Deposits                        $14,358,149  $13,713,763  $13,075,411
 Other liabilities                 1,525,518    1,588,524    1,859,981
 Shareholders' equity              1,434,213    1,443,375    1,487,282
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 Total liabilities and
  shareholders' equity           $17,317,880  $16,745,662  $16,422,674
 =====================================================================
 Book value per share            $    137.45  $    138.33  $    142.54
 Tangible book value per share        127.32       128.13       132.24
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                       SELECTED AVERAGE BALANCES
                       -------------------------
 (thousands, except
  shares               Three Months Ended        Six Months Ended
  outstanding;               June 30                  June 30
  unaudited)            2009         2008        2009          2008
 ---------------------------------------------------------------------
 Total assets       $17,309,656  $16,396,288  $17,128,427  $16,354,991
 Investment
  securities          3,578,604    3,197,849    3,413,645    3,171,148
 Loans, leases and
  loans held for
  sale               11,621,450   11,154,400   11,640,555   11,058,053
 Interest-earning
  assets             15,725,319   14,801,252   15,550,300   14,726,602
 Deposits            14,316,103   12,969,423   14,107,973   12,940,377
 Interest-bearing
  liabilities        12,840,612   12,281,649   12,719,207   12,295,390
 Shareholders'
  equity            $ 1,433,427  $ 1,484,143  $ 1,435,695  $ 1,473,741
 Shares outstanding  10,434,453   10,434,453   10,434,453   10,434,453
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                             ASSET QUALITY
                             -------------
                                   June 30    December 31   June 30
 (thousands; unaudited)              2009       2008          2008
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 Nonaccrual loans and leases     $    63,776  $    39,361  $    34,534
 Other real estate                    33,301       29,956       12,750
 Troubled debt restructurings          5,334        2,349           --
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 Total nonperforming assets      $   102,411  $    71,666  $    47,284
 =====================================================================
 Accruing loans and leases 90
  days or more past due          $    25,988  $    22,459  $    10,885
 Net charge-offs (year-to-date)       34,769       45,331       15,719
 Nonperforming assets to gross
  loans and leases plus
  foreclosed real estate                0.89%        0.61%        0.42%
 Allowance for loan and lease
  losses to loans and leases            1.41         1.35         1.29
 Net charge-offs to average
  loans and leases (annualized,
  year-to-date)                         0.60         0.40         0.29
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                          CAPITAL INFORMATION
                          -------------------

 (dollars in thousands;            June 30    December 31    June 30
  unaudited)                         2009         2008         2008
 ---------------------------------------------------------------------
 Tier 1 capital                  $ 1,659,778  $ 1,649,675  $ 1,611,089
 Total capital                     1,945,751    1,935,993    1,897,038
 Risk-weighted assets             12,482,759   12,499,545   12,257,155
 Tier 1 capital ratio                  13.30%       13.20%       13.14%
 Total capital ratio                   15.59        15.49        15.48
 Leverage capital ratio                 9.68         9.88         9.89
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CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716